Exhibit 99.1

Emerald Expositions Reports Third Quarter 2017 Financial Results

SAN JUAN CAPISTRANO, Calif. – November 2, 2017 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today reported financial results for the third quarter and nine months ended September 30, 2017.

Third Quarter 2017 Highlights

•	Revenues decreased 0.1% to $100.4 million, compared to $100.5 million for the third quarter 2016
•	Net income increased by 4.3% to $19.2 million, compared to $18.4 million for the third quarter 2016
•	Adjusted EBITDA, a non-GAAP measure, decreased 1.8% to $54.9 million, compared to $55.9 million for the third quarter 2016
•	Adjusted Net Income, a non-GAAP measure, increased 3.7% to $28.3 million, compared to $27.3 million for the third quarter 2016

Third Quarter and Year-to-Date 2017 Financial Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions, except percentages and per share data)	2017	2016	Change	% Change	2017	2016	Change	% Change
Revenues	$100.4	$100.5	$(0.1)	(0.1)%	$310.2	$293.3	$16.9	5.8%
Net income	$19.2	$18.4	$0.8	4.3%	$41.7	$46.2	$(4.5)	(9.7)%
Net cash provided by operating activities	$10.8	$7.0	$3.7	53.0%	$66.8	$77.0	$(10.2)	(13.2)%
Diluted EPS	$0.25	$0.29	$(0.04)	(13.8)%	$0.59	$0.73	$(0.14)	(19.2)%

Non-GAAP measures:
Adjusted EBITDA	$54.9	$55.9	$(1.0)	(1.8)%	$156.9	$152.3	$4.6	3.0%
Adjusted Net Income	$28.3	$27.3	$1.0	3.7%	$79.4	$70.9	$8.5	12.0%
Adjusted Diluted EPS	$0.37	$0.43	$(0.06)	(14.0)%	$1.12	$1.12	$-	0.0%
Free Cash Flow	$10.6	$5.8	$4.8	82.8%	$66.1	$74.8	$(8.7)	(11.6)%

“Revenues in the quarter were flat compared to the third quarter of last year, largely due to the impact of Hurricane Irma on our Surf Expo and ISS Orlando shows. While the financial impact of the hurricane was covered by our event cancellation insurance policy, the vast majority of the booked revenues of these two shows were not reflected in our reported revenue for the quarter. Had we been able to record their full revenues our third quarter revenues would have increased by approximately 6.5% year-over-year,” said David Loechner, President and Chief Executive Officer of Emerald Expositions. “I am pleased with the strong contributions in the period from our recent acquisitions, which were partly offset by declines in our four largest trade shows due to the separate and unusual factors that we have described on previous earnings calls.”

Mr. Loechner added, “M&A remains an important component of our growth strategy and, while we did not close any acquisitions during the third quarter, we have been working diligently on several near and medium-term opportunities and we remain optimistic that we will close one or more transactions before year end as our pipeline remains robust.”

Financial & Operational Results

For the third quarter of 2017, Emerald reported revenues of $100.4 million compared to revenues of $100.5 million for the third quarter of 2016, a decrease of approximately $0.1 million, or 0.1%. Organic revenues declined by approximately $8.4 million (8.3%), largely reflecting the unusual year-over-year revenue declines in Outdoor Retailer, NY NOW, ASD and Interbike that we have described on earlier earnings calls. Revenues were further reduced by $6.6 million (6.5%) due to the impact of Hurricane Irma on our Surf Expo and ISS Orlando shows, which were forced to close two days early. We recorded the $6.5 million insurance settlement under our events cancellation insurance policy, which reflected a small adjustment for cost savings, as Other Income in the quarter.

These adverse effects were almost offset by $13.7 million of revenues from acquisitions that closed in 2017 and the second half of 2016, and $1.2 million of favorable timing adjustments.

Cost of Revenues of $27.2 million for the third quarter of 2017 increased by 15.3%, or approximately $3.6 million, from $23.6 million for the third quarter of 2016. This increase was mainly attributable to $4.3 million of incremental costs associated with acquisitions, partially offset by $0.7 million in net savings in the rest of the Company’s portfolio.

Selling, General & Administrative Expense (SG&A) of $29.4 million for the third quarter of 2017 increased by 17.6%, or approximately $4.4 million, from $25.0 million for the third quarter of 2016. The 2017 third quarter expense included approximately $3.9 million of one-time contract termination costs, acquisition transaction costs, public company costs and transition costs, which together were $1.9 million higher than in the same three months of 2016. The additional SG&A related to acquisitions contributed approximately $2.0 million of incremental costs, and the remaining $0.5 million increase in SG&A mainly reflected higher compensation as well as additional costs from operating as a public company.

Net Income of $19.2 million for the third quarter of 2017 increased by approximately 4.4%, or $0.8 million, from $18.4 million for the third quarter of 2016. The increase was largely attributable to a $5.2 million decrease in interest expense for the quarter, which was the result of the complete redemption of the Company’s 9.00% Senior Notes in October 2016; the reduction in outstanding term loan debt in May 2017 through use of the net primary IPO proceeds; and the subsequent refinancing of the remaining term loan debt in May 2017 at a lower interest rate. Partly offsetting this increase was a $2.5 million decline in Operating Income, largely reflecting the quarter’s challenging circumstances for our four largest shows and including $0.9 million in increased Depreciation and Amortization expense, which were in turn partly mitigated by a strong operating contribution from acquisitions in the quarter. These items combined to produce a $2.7 million increase in Income before taxes which was reduced by a $1.9 million increase in the Provision for Income Taxes, part of which reflected a slight increase in the Company’s effective tax rate.

For the third quarter of 2017, Adjusted EBITDA was $54.9 million compared to $55.9 million for the third quarter of 2016, a decrease of approximately $1.0 million or 1.8%. This performance particularly reflected the challenging circumstances experienced in our Outdoor Retailer, ASD, NY NOW and Interbike trade shows, substantially offset by a strong contribution from several recent acquisitions.

For a discussion of our presentation of Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information”.  For a reconciliation of Adjusted EBITDA to Net Income see Appendix I attached hereto.

Cash Flow

Net cash provided by operating activities increased by approximately $3.8 million to $10.8 million in the third quarter of 2017 compared to $7.0 million in the third quarter of 2016, reflecting a modest improvement in the change in working capital.

Capital expenditures were $0.2 million for the third quarter of 2017, compared to $1.2 million for the third quarter of 2016.

Free Cash Flow, which we define as net cash provided by operating activities less capital expenditures, was $10.6 million for the third quarter of 2017, compared to $5.8 million in the third quarter of 2016.

For a discussion of our presentation of Free Cash Flow, see below under the heading “Non-GAAP Financial Information”.  For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Financial Position

As of September 30, 2017, Emerald’s cash and cash equivalents were $14.0 million and gross debt was $563.6 million. Acquisition Adjusted EBITDA for the twelve months ended September 30, 2017 was $156.7 million. Net debt (gross debt less cash and cash equivalents) was $549.6 million and Emerald’s net debt leverage ratio at the end of the quarter was 3.5 times Acquisition Adjusted EBITDA for the twelve months ended September 30, 2017. The Company has chosen not to include an adjustment for the pro forma Adjusted EBITDA of the SIA Snow Show, acquired in May, in Acquisition Adjusted EBITDA for the twelve months ended September 30, 2017.

For a discussion of our presentation of Acquisition Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information”.  For a reconciliation of Acquisition Adjusted EBITDA to net income see Appendix I attached hereto.

Capital Allocation

On October 27, 2017, the Board of Directors of the Company approved the payment of a cash dividend of $0.07 per share for the quarter ending December 31, 2017 to holders of the Company’s common stock. The dividend is expected to be paid on or about November 30, 2017 to stockholders of record on November 16, 2017.

Outlook (forward-looking statements) and Key Assumptions

For the year ending December 31, 2017, Emerald management expects reported and organic revenues to fall below the previously provided guidance ranges due to the impact of Hurricane Irma. However, if we had been able to record the full revenues of the two shows that were affected by the hurricane, we would have trended near the lower end of the previously provided guidance. Since the financial effects of the hurricane were covered by insurance proceeds, management continues to expect Adjusted EBITDA to trend just below the midpoint of the previously provided guidance, outlined below:

•	Total revenue growth of 7.5% to 9.5%, or $348 million to $355 million
•	Organic revenue growth of zero percent to 2.0%
•	Adjusted EBITDA of $154 million to $160 million, or growth of 1.2% to 5.2%

The above outlook assumes no further acquisitions or unanticipated events. See discussion of non-GAAP financial measures at the end of this release.

Conference Call and Webcast Details

The Company will hold a conference call to discuss its third quarter 2017 results at 11:00 am EDT on November 2, 2017.  The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13671483. The replay will be available until 11:59 pm EDT on November 9, 2017.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com.  The online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is the largest operator of business-to-business trade shows in the United States by net square footage (“NSF”), with most of our trade shows dating back several decades. Emerald currently operates more than 55 trade shows, as well as numerous other events. In 2016, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied over 6.5 million NSF of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Appendix I attached hereto.

We use Adjusted EBITDA and Acquisition Adjusted EBITDA because we believe they assist investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA and Acquisition Adjusted EBITDA to assess our financial performance and believe they are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Further, our executive incentive compensation is based in part on Acquisition Adjusted EBITDA.  In addition, we use Acquisition Adjusted EBITDA for purposes of calculating compliance with our debt covenants in our senior secured credit facilities.  Adjusted EBITDA and Acquisition Adjusted EBITDA should not be considered as alternatives to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee (which ended prior to the Company’s initial public offering), (x) material show scheduling adjustments, and (xi) other items that management believes are not part of our core operations. We define Acquisition Adjusted EBITDA as Adjusted EBITDA for each period presented as further adjusted for the results of shows associated with acquisitions made during such period as if they had been completed as of the first day of the period presented.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) loss on extinguishment of debt, (ii) stock-based compensation, (iii) deferred revenue adjustment, (iv) intangible asset impairment charge, (v) the Onex management fee (which ended prior to the Company’s initial public offering), (vi) other items that management believes are not part of our core operations, (vii) amortization of deferred financing fees and discount, (viii) amortization of (acquired) intangible assets and (ix) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including full year guidance with respect to revenue growth and Adjusted EBITDA. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s prospectus dated April 27, 2017 and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, on May 1, 2017.  The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited, in thousands, except earnings per share)

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Revenues	$100,404	$100,526	$310,197	$293,296
Other income	6,519	-	6,519	-
Cost of revenues	27,221	23,632	85,379	75,040
Selling, general and administrative expense	29,411	25,004	95,921	74,178
Depreciation and amortization expense	10,848	9,953	32,250	29,827
Operating income	39,443	41,937	103,166	114,251
Interest expense	6,737	11,940	33,234	38,235
Loss on extinguishment of debt	-	-	216	-
Income before income taxes	32,706	29,997	69,716	76,016
Provision for income taxes	13,499	11,570	27,976	29,783
Net income and comprehensive income	$19,207	$18,427	$41,740	$46,233
Basic earnings per share	$0.27	$0.30	$0.62	$0.75
Diluted earnings per share	$0.25	$0.29	$0.59	$0.73
Basic weighted average common shares outstanding	72,202	61,860	67,756	61,859
Diluted weighted average common shares outstanding	75,710	63,369	70,844	63,199

Dividend declared per common share	$0.07	-	$0.14	-

Emerald Expositions Events, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,021	$14,942
Trade and other receivables, net of allowance for doubtful accounts of $589 and $693 as of September 30, 2017 and December 31, 2016, respectively	96,228	57,576
Prepaid expenses	11,364	23,044
Total current assets	121,613	95,562
Noncurrent assets
Property and equipment, net	3,471	3,778
Goodwill	971,537	930,321
Other intangible assets, net	529,751	541,172
Other noncurrent assets	1,658	1,686
Total assets	$1,628,030	$1,572,519
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$44,191	$28,234
Deferred revenues	143,743	171,644
Term loan, current portion	5,650	8,744
Total current liabilities	193,584	208,622
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	549,023	693,322
Deferred tax liabilities, net	163,224	140,049
Other noncurrent liabilities	1,714	2,758
Total liabilities	907,545	1,044,751
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 72,202 and 61,860 at September 30, 2017 and December 31, 2016, respectively	722	619
Additional paid-in capital	671,316	510,334
Retained earnings	48,447	16,815
Total shareholders’ equity	720,485	527,768
Total liabilities and shareholders’ equity	$1,628,030	$1,572,519

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended
	2017	2016	2017	2016	September 30, 2017	December 31, 2016
	(dollars in thousands)		(dollars in thousands)		(dollars in thousands)
Net income	$19,207	$18,427	$41,740	$46,233	$17,674	$22,167
Add:
Interest expense	6,737	11,940	33,234	38,235	46,399	51,400
Loss on extinguishment of debt	-	-	216	-	12,996	12,780
Provision for income taxes	13,499	11,570	27,976	29,783	12,289	14,096
Depreciation and amortization	10,848	9,953	32,250	29,827	42,470	40,047
Stock-based compensation	746	687	1,892	2,308	2,482	2,898
Deferred revenue adjustment	-	-	518	-	821	303
Management fee	-	188	188	563	375	750
Other items(1)	3,896	2,035	18,887	4,264	22,313	7,690
Scheduling adjustment	-	1,083	-	1,083	(1,083)	-
Adjusted EBITDA	$54,933	$55,883	$156,901	$152,296	$156,736	$152,131
Add:
Acquisitions(2)					-	6,409
Acquisition Adjusted EBITDA					$156,736	$158,540

(1)

Other items for the three months ended September 30, 2017 included: (i) $1.5 million in contract termination costs (ii) $1.0 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017 and 2016, (ii) $0.6 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $0.8 million in transition costs. Other items for the three months ended September 30, 2016 included: (i) $1.4 million in transaction costs incurred in connection with certain acquisition transactions that were pending as well as acquisitions that were pursued but not completed in the period and (ii) $0.7 million in transition costs, primarily related to information technology and facility rental charges for terminated leases. Other items for the nine months ended September 30, 2017 included: (i) $10.0 million in contract termination costs, (ii) $3.7 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017, (iii) $3.2 million in legal, audit and consulting fees related to the IPO and other related activities and (iv) $1.7 million in transition costs. Other items for the nine months ended September 30, 2016 included: (i) $3.0 million in transaction costs incurred in connection with certain acquisition transactions that were pending as well as acquisitions that were pursued but not completed in the period and (ii) $1.3 million in transition costs, primarily related to information technology and facility rental charges for terminated leases. Other items for the twelve months ended September 30, 2017 included: (i) $10.0 in contract termination costs (ii) $4.7 million in transaction and contingent compensation costs related to acquisitions that were pending or completed in 2016 and 2017, (iii) $4.8 million in legal, audit and consulting fees related to the IPO and other related activities and (iv) $2.8 million in transition costs. Other items for the twelve months ended December 31, 2016 included (i) $4.0 million in transaction costs incurred in connection with certain acquisition transactions that were completed or pending and those that were pursued but not completed during 2016, (ii) $1.3 million in legal and consulting fees related to the IPO, and (iii) $2.3 million in transition costs, primarily related to information technology and facility rental charges for terminated leases.

(2)

Reflects the Adjusted EBITDA of acquisitions completed in 2016 and to date in 2017, with the exception of SIA Snow Show, where the results of such acquisitions have not been captured in our consolidated financial statements for the twelve-month period ended September 30, 2017.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(dollars in thousands)		(dollars in thousands)
Net income	$19,207	$18,427	$41,740	$46,233
Add:
Refinancing charges	-	-	6,151	-
Loss on extinguishment of debt	-	-	216	-
Stock-based compensation	746	687	1,892	2,308
Deferred revenue adjustment	-	-	518	-
Management fee	-	188	188	563
Other items(1)	3,896	2,035	18,887	4,264
Amortization of deferred financing fees and discount	372	1,030	4,226	3,826
Amortization of (acquired) intangible assets	10,387	9,500	30,809	28,549
Scheduling adjustment	-	1,083	-	1,083
Tax adjustments related to non-GAAP adjustments(2)	(6,357)	(5,602)	(25,236)	(15,904)
Adjusted Net Income	$28,251	$27,348	$79,391	$70,922
Basic earnings per share	$0.39	$0.44	$1.17	$1.15
Diluted earnings per share	$0.37	$0.43	$1.12	$1.12
Basic weighted average common shares outstanding	72,202	61,860	67,756	61,859
Diluted weighted average common shares outstanding	75,710	63,369	70,844	63,199

(1)	Represents other items described in Note 1 above.

(2)

Reflects application of U.S. federal and state enterprise tax rate of 42.3% and 40.4% for the three and nine months ended September 30, 2017, respectively, and a rate of 38.6% and 39.2% for the three and nine months ended September 30, 2016, respectively.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(dollars in thousands)		(dollars in thousands)
Net Cash Provided by Operating Activities	$10,763	$7,030	$66,840	$77,001
Less:
Capital expenditures	145	1,196	721	2,226
Free Cash Flow	$10,618	$5,834	$66,119	$74,775